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                                                                    EXHIBIT 12.1
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

                                                                 RAYOVAC CORPORATION
                                                   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                (Dollars in millions)

                                                        TRANSITION    TWELVE MOS.           FISCAL YEAR ENDED           SIX MOS
                                         YEAR ENDED    PERIOD ENDED     ENDED                 SEPTEMBER 30,              ENDED
                                          JUNE 30,      SEPT. 30,     SEPT. 30,      ---------------------------------  APRIL 1,
                                           1996           1996           1996        1997      1998      1999     2000   2001
                                          --------------------------------------------------------------------------------------

  Pretax income (loss)
  from continuing operations              $ 21.3        $ (28.2)       $ (12.4)     $  9.6    $ 25.0    $ 37.6   $ 58.0   $  2.4
                                          ======================================================================================
FIXED CHARGES:
  Interest expense including
  amortized debt issuance costs           $  8.4        $   4.4        $  10.5      $ 24.5    $ 15.7    $ 16.3   $ 30.6   $ 15.4

  Captialized interest                       0.0            0.0            0.0         0.0       0.2       0.8      0.1      0.1

  Interest portion of rent expense(1)        2.7            0.7            2.6         2.7       2.4       2.3      2.3      1.2
                                          --------------------------------------------------------------------------------------
TOTAL FIXED CHARGES                       $ 11.1        $   5.1        $  13.1      $ 27.2    $ 18.3    $ 19.4   $ 33.0   $ 16.7
                                          ======================================================================================

  Plus amortization of capitalized
  interest                                   0.0            0.0            0.0         0.0       0.0       0.1      0.1      0.1
  Less Capitalized interest                  0.0            0.0            0.0         0.0       0.2       0.8      0.1      0.1
                                          --------------------------------------------------------------------------------------
EARNINGS (LOSS)                           $ 32.4        $ (23.2)       $   0.7      $ 36.8    $ 43.1    $ 56.3   $ 91.0   $ 19.1
                                          ======================================================================================

RATIO OF EARNINGS TO FIXED CHARGES(2)        2.9            N/A            N/A         1.4       2.4       2.9      2.8      1.1

DEFICIENCY IN EARNINGS(2)                    N/A        $ (28.3)       $ (12.4)        N/A       N/A       N/A      N/A      N/A
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(1) Calculated as one third of rent expense, which is a reasonable approximation of the interest factor

(2) Due to pretax losses in the Transistion Period and the Twelve months ended September 30, 1996 the ratio coverage was less than 1:1